Exhibit 99.1

Media Contact: Matt Tidwell
816-556-2069

Investor Contact: Ellen Fairchild
816-556-2083

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY ANNOUNCES DEFINITIVE AGREEMENT FOR

SALE OF STRATEGIC ENERGY

Direct Energy to Acquire 100 Percent of Great Plains Energy Subsidiary

Kansas City, Mo. (April 2, 2008) — Great Plains Energy Incorporated (NYSE: GXP) today announced the entry into definitive agreements with Direct Energy, a subsidiary of Centrica plc (LSE: CNA), under which Direct Energy will acquire from Great Plains Energy all of the outstanding ownership interests in Strategic Energy, L.L.C. for $300 million in cash, subject to closing adjustments.

“Strategic Energy is a strong competitive retail electricity supplier,” commented Great Plains Energy’s Chairman and CEO Mike Chesser, “with talented people, solid performance and bright prospects.  We’re very pleased that we have reached agreement with Direct Energy, and we look forward to quickly closing the transaction.”

Chesser continued, “As we move forward, our concentration is on our regulated electric business.  We will capture the value we have built over the past nine years in Strategic Energy and deploy it in our regulated electric business.  Our focus now is on building value by: completing our pending acquisition of Aquila, Inc. (NYSE:ILA) and integrating the operations as quickly and effectively as possible to begin capturing the benefits to shareholders and customers; finishing the environmental upgrades and the construction of the Iatan 2 coal-fired generating plant under our Comprehensive Energy Plan; and developing a new integrated resource plan to meet our customers’ needs into the future.”

Strategic Energy’s revenues averaged approximately 58 percent of Great Plains Energy’s revenue over the last three years and 24 percent of Great Plains Energy’s income from operations in 2007.

“Proceeds from the transaction will be used to offset some of Great Plains Energy’s anticipated financing needs in 2008.  Also beginning in the second quarter Strategic Energy’s revenue and direct expense will be reported as discontinued operations in our financial statements until the transaction closes," said Terry Bassham, Great Plains Energy’s Executive Vice President Finance and Strategic Development and Chief Financial Officer.

Process and Next Steps:
The transaction is subject to regulatory approval from the Federal Energy Regulatory Commission; Hart-Scott-Rodino antitrust review; Exon-Florio review; as well as other customary closing conditions. The transaction is expected to close in the second quarter of 2008.

Advisors:
Merrill Lynch & Co. served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to Great Plains Energy.

About Great Plains Energy
Great Plains Energy, headquartered in Kansas City, Mo., is the holding company for Kansas City Power & Light, a leading regulated provider of electricity in the Midwest, and Strategic Energy, L.L.C., a competitive electricity supplier.  The company's Web site is www.greatplainsenergy.com.

About Strategic Energy
Strategic Energy, LLC. is dedicated to being a trusted independent advocate for its customers in the energy marketplace providing innovative energy solutions to businesses nationwide. Founded in 1986 in Pittsburgh, Pennsylvania, the company has been helping its customers implement effective energy management strategies for more than 20 years serving 11 percent of the Fortune 500 companies.  Strategic Energy is currently licensed to serve electricity customers in the following deregulated energy markets:  California, Connecticut, Illinois, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania, and Texas.

FORWARD-LOOKING STATEMENTS
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, statements regarding projected delivered volumes and margins, the outcome of regulatory proceedings, cost estimates of the comprehensive energy plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses and the effects of competition; workforce risks including compensation and benefits costs; performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities; the ability to successfully complete merger, acquisition or divestiture plans (including the acquisition of Aquila, Inc., and Aquila’s sale of assets to Black Hills Corporation); risks that the transaction for Strategic Energy, L.L.C. may not close; and other risks and uncertainties.  Other risk factors are detailed from time to time in Great Plains Energy’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.  This list of factors is not all-inclusive because it is not possible to predict all factors.